Exhibit 99.2
AMENDMENT TO EMPLOYMENT CONTINUITY AGREEMENT
     This Amendment to Employment Continuity Agreement (the “Amendment”) entered into as of the 29th day of September, 2007, between NewBridge Bancorp, formerly LSB Bancshares, Inc. (hereafter the “Employer”) and H. Franklin Sherron, Jr. (hereafter the “Executive”).
WITNESSETH
     WHEREAS, the Employer and the Executive have previously entered into that certain Employment Continuity Agreement dated January 1, 2004 (as it may have heretofore been amended, the “Agreement”) to set forth the terms of the Executive’s employment with the Employer and to provide for certain benefits upon the termination of such employment; and
     WHEREAS, Section 9 of the Agreement provides that it may be amended by a written agreement signed by both parties;
     WHEREAS, the Employer and the Executive now desire to amend the Agreement to bring it into compliance with Section 409A of the Internal Revenue Code, including regulations and guidance issued thereunder (“Section 409A”), and to modify the provisions of Section 2 and Section 6(c)(i) of the Agreement.
     NOW, THEREFORE, the Employer and the Executive hereby agree to amend the Agreement as follows:
1.	For purposes of the Agreement, the phrase “Section 409A” shall mean Internal Revenue Code Section 409A, as amended, including regulations and guidance issued thereunder (“Section 409A”).

2.	For purposes of the Agreement, the terms “Terminate,” “Termination,” and “retire” shall mean that the Executive ceases to work for the Employer and incurs a “separation from service” as defined by Section 409A.

3.	Amend Section 3 by adding the following to the end thereof: “Upon the expiration or termination of the term, the Executive shall resign from any boards of directors of subsidiaries of the Employer on which he serves.”

4.	Amend Sections 3(c), 3(d), 3(e), and 7 by adding the following as the last two sentences of each section: “The expenses eligible for reimbursement under this section in any year shall

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not affect any expenses eligible for reimbursement or in-kind benefits to be provided in any other year. The Executive’s rights under this section are not subject to liquidation or exchange for any other benefit.”

5.	Amend Section 6(c)(i) by adding the following proviso to the end of the first sentence:

“provided, however, that (A) the Executive may provide advisory services to banks or other financial institutions within the geographic areas described in this Section 6(c)(i) during the Severance Period as an independent contractor or as a contractor, employee, partner, member or shareholder of an advisory services entity which is not affiliated through ownership with any bank or other financial institution that provides services or products within any of such geographic areas that are competitive with the services or products of the Company if (B) such advisory services provided by the Executive are neither designed or intended to enable, nor have the effect of enabling, the bank or other financial institution which is the recipient of such services to (1) obtain banking relationships with customers of the Company in any such geographic area or (2) to obtain a competitive advantage over the Company in obtaining banking relationships with new customers in any such geographic area, subject to the restriction that the Executive may not disclose confidential information of the Company in providing any such services.”

6.	Add the following proviso to the end of the last sentence of Section 9:

“provided, however, that the right to amend shall not include any right to amend this Agreement in any manner that does not comply with Section 409A.”

7.	Add a new Section 18 as follows:

“18. Delay of Certain Payments. This Section 18 shall apply if the Employer determines that the Executive is a “specified employee” within the meaning of Section 409A. If the Executive becomes entitled to payments pursuant to this Agreement upon his Termination, the Employer shall withhold the amounts payable during the first sixth months following the Termination and shall pay the amounts withheld in a single sum with interest at an annual rate of 5% in the seventh month following such Termination.”

8.	Add a new Section 19 as follows:

“19. Compliance With Section 409A. The Employer and the Executive agree that this Agreement shall be administered in accordance with Section 409A. In interpreting, construing or applying any provisions of the Agreement, the same shall be construed in such manner as shall meet and comply with Section 409A, and in the event of any inconsistency with Section 409A, the same shall be reformed so as to meet Section 409A. The Executive acknowledges that the Employer has not made any representation or warranty regarding the treatment of this Agreement or the benefits payable under this Agreement, under federal, state or local income tax laws, including but not limited to Section 409A.”
In all other respects, the Agreement shall remain unchanged and in full force and effect.

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     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

NEWBRIDGE BANCORP

By:

Pressley A. Ridgill, President
Date:	September 29, 2007

(SEAL)

H. Franklin Sherron, Jr.

Date: September 29, 2007

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